Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Coastal Financial Corporation (No. 333-226318) of our report dated March 11, 2020 with respect to the consolidated financial statements of Coastal Financial Corporation included in this Annual Report on Form 10-K of Coastal Financial Corporation for the year ended December 31, 2019.

/s/ Moss Adams LLP

Everett, WA
March 11, 2020